Exhibit 99.1

June 28, 2018	Media:	Peter Lucht - 781.655.2288
	Investors:	Ellen A. Taylor - 203.900.6854

Citizens Financial Group, Inc. Receives No Objection to 2018 Capital Plan

PROVIDENCE, R.I. – Citizens Financial Group, Inc. (NYSE: CFG or the “Company”) today announced that the Board of Governors of the Federal Reserve System (the “Federal Reserve”) has completed its review of the Company’s 2018 Capital Plan (the “Plan”) in connection with its Comprehensive Capital Analysis and Review (“CCAR”) of the nation’s 17 large and noncomplex bank holding companies not subject to qualitative review and has not objected to the Plan. The CCAR results follow the Federal Reserve’s June 21, 2018 publication of its Dodd-Frank Act Stress Test results.

“We are pleased to report another successful CCAR submission which reflects our strong capital position and the improvements we’ve made to our balance sheet, business model and earnings power,” said Bruce Van Saun, Chairman and Chief Executive Officer. “Our 2018 Capital Plan provides the ability to increase our dividend per common share by 23% next quarter and increase our total common share repurchases by 20% compared with our prior year’s Capital Plan. While we do not believe the Federal Reserve’s PPNR model in the stress test is delivering accurate results for Citizens, nonetheless our expected glide path to reduce our common equity tier one capital ratio remains on track and we remain confident in our ability to continue to drive improving financial performance and attractive returns to shareholders.”

The Plan, which is designed to support organic growth, provide strong return of capital to the Company’s shareholders and optimize CFG’s capital structure, includes the following capital actions for the four-quarter period beginning July 1, 2018:

•	Proposed quarterly dividends of $0.27 per common share beginning in third quarter 2018, which represents a 23% increase from second quarter 2018, with the potential to raise quarterly common dividends to $0.32 per common share beginning in 2019.

•	Common share repurchases of up to $1.02 billion, an increase of 20% versus CFG’s 2017 Capital Plan.

Citizens Financial Group, Inc.

The following table compares the capital return to common shareholders during CFG’s 2018 Capital Plan window with the 2017 Capital Plan window.

$ millions	3Q17	4Q17	1Q18	Consensus estimate 2Q18(1)	2017 Capital Plan window(1)	2018 Capital Plan window(1)
Common dividends	$90	$89	$108	$107	$394	$553
Common share repurchases	225	335	175	147	882	1,020

Total capital return to common shareholders	$315	$424	$283	$254	$1,276	$1,573

Net income available to common shareholders(1)	$341	$666	$381	$413	$1,801	$1,695
Underlying net income available to common shareholders(1)(2)	$341	$349	$381	$413	$1,484	$1,695
Dividend payout ratio	26%	13%	28%	26%	22%	33%
Underlying dividend payout ratio(1)(2)	26%	25%	28%	26%	27%	33%
Total payout ratio(1)					71%	93%
Underlying total payout ratio(1)(2)					86%	93%
Year-over-year increase in total payout						23%

(1)	2017 and 2018 Capital Plan windows reflect Bloomberg consensus net income estimates for 2Q18-2Q19 as of June 27, 2018; Estimated common dividends reflect Bloomberg-consensus implied diluted common shares and proposed quarterly dividend per common share of $0.27 for 3Q18 and 4Q18 and $0.32 for 1Q19 and 2Q19. The original 2017 Capital Plan included common stock repurchases of $850 million.
(2)	4Q17 after-tax notable items excluded from our “Underlying” results reflect a $10 million gain on a TDR portfolio sale offset by $11 million of other notable items (“TDR Transaction II”) and a $331 million benefit relating to the December 2017 Tax Legislation, partially offset by $13 million of other notable items.

Proposed dividends are subject to consideration and approval by CFG’s Board of Directors. Common share repurchases under the Plan have been authorized by CFG’s Board of Directors. CFG’S common share repurchases may be executed in the open market or in privately negotiated transactions, including under Rule 10b5-1 plans. The timing and exact amount of common dividends and common share repurchases in accordance with the Plan will be subject to various factors, including the Company’s capital position, financial performance and market conditions.

The Federal Reserve’s public disclosure of 2018 CCAR results for all participating bank holding companies is available on the Federal Reserve’s website.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $153.5 billion in assets as of March 31, 2018. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,300 ATMs and approximately 1,150 branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services, including lending and deposits, capital markets, treasury services, foreign exchange and interest rate products, and asset finance. More information is available at www.citizensbank.com or visit us on Twitter, LinkedIn or Facebook.

Citizens Financial Group, Inc.

Key Performance Metrics

Our management team uses key performance metrics (KPMs) to gauge our performance and progress over time in achieving our strategic and operational goals and also in comparing our performance against our peers. We have established the following financial targets, in addition to others, as KPMs, which are utilized by our management in measuring our progress against financial goals and as a tool in helping assess performance for compensation purposes. These KPMs can largely be found in our periodic reports, which are filed with the Securities and Exchange Commission, and are supplemented from time to time with additional information in connection with our quarterly earnings releases.

Our key performance metrics include:

Return on average tangible common equity (ROTCE); Return on average total tangible assets (ROTA); Efficiency ratio; Operating leverage; and Common equity tier 1 capital ratio

In establishing goals for these KPMs, we determined that they would be measured on a management-reporting basis, or an operating basis, which we refer to externally as “Underlying” results. We believe that these “Underlying” results provide the best representation of our financial progress toward these goals as they exclude items that our management does not consider indicative of our ongoing financial performance. KPMs that contain “Underlying” results are considered non-GAAP financial measures.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures. The following table presents reconciliations of our non-GAAP measures. These reconciliations exclude “Underlying” items, which are included, where applicable, in the financial results presented in accordance with GAAP. “Underlying” results, which are non-GAAP measures, exclude certain items, as applicable, that may occur in a reporting period which management does not consider indicative of on-going financial performance.

The non-GAAP measures presented in the following tables include reconciliations to the most directly comparable GAAP measures and are: “noninterest income”, “total revenue”, “ noninterest expense”, “pre-provision profit”, “total credit-related costs”, “income before income tax expense”, “income tax expense”, “effective income tax rate”, “net income”, “net income available to common stockholders”, “other income”, “salaries and employee benefits”, “outside services”, “amortization of software expense”, “other operating expense”, “net income per average common share”, “return on average common equity” and “return on average total assets”.

We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe our “Underlying” results in any period reflect our operational performance in that period and, accordingly, it is useful to consider our GAAP results and our “Underlying” results together. We believe this presentation also increases comparability of period-to-period results.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for our results as reported under GAAP.

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations

(in millions, except share, per-share and ratio data)

	QUARTERLY TRENDS
	3Q17	4Q17	1Q18
Net income available to common stockholders, Underlying:
Net income available to common stockholders (GAAP)	$341	$666	$381
Add: Notable items, net of income tax expense (benefit)	—	(317)	—

Net income available to common stockholders, Underlying (non-GAAP)	$341	$349	$381

Average common shares outstanding - basic (GAAP)	500,861,076	492,149,763	487,500,618
Cash dividends declared and paid per common share	$0.18	$0.18	$0.22
Dividend payout ratio	26%	13%	28%
Dividend payout ratio, Underlying (non-GAAP)	26	25	28

Forward-Looking Statements

This document contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Statements regarding potential future share repurchases and future dividends are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•	Negative economic and political conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	The rate of growth in the economy and employment levels, as well as general business and economic conditions, and changes in the competitive environment;

•	Our ability to implement our business strategy, including the cost savings and efficiency components, and achieve our financial performance goals;

•	Our ability to meet heightened supervisory requirements and expectations;

•	Liabilities and business restrictions resulting from litigation and regulatory investigations;

•	Our capital and liquidity requirements (including under regulatory capital standards, such as the U.S. Basel III capital rules) and our ability to generate capital internally or raise capital on favorable terms;

•	The effect of changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

Citizens Financial Group, Inc.

•	Changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	The effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•	Financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	A failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber-attacks; and

•	Management’s ability to identify and manage these and other risks.

In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or share repurchases will depend on our financial condition, earnings, cash needs, regulatory constraints, capital requirements (including requirements of our subsidiaries), and any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will repurchase shares or pay any dividends to holders of our common stock, or as to the amount of any such repurchases or dividends.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017.

CFG-IR